Exhibit 10.36

Execution Copy

LOAN agreement

This Loan Agreement, dated as of June 8, 2021 (this “Agreement”), is among Celularity Inc., a Delaware corporation (the “Borrower”), and the lenders party hereto (collectively, the “Lenders” and each, a “Lender” and, together with the Borrower, the “Parties” and each, a “Party”).

agreement:

In consideration of the foregoing and the mutual agreements contained in this Agreement, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

SECTION 1. Interpretation:

This Agreement is to be interpreted in accordance with the rules of construction set forth on Annex A. Capitalized terms used in this Agreement and not otherwise defined have the meanings set forth for such terms on Annex A. All annexes, schedules and exhibits to this Agreement are deemed to be a part of this Agreement.

SECTION 2. Loan facility:

2.1 Loan. The Lenders shall make loans (collectively, the “Loan”) to the Borrower from time to time on and after the Closing Date in the aggregate principal amount of the Commitments as requested by the Borrower in accordance with the terms of Section 2.1 and as provided in this Section 2.1. In furtherance of the foregoing:

(A)	the Initial Lender shall make a portion of the Loan to the Borrower on the Closing Date in the principal amount of $5,000,000;

(B)	if the Borrower in good faith projects that the aggregate amount of its cash and cash equivalents will be less than $5,000,000 prior to the consummation of the Mergers under, and as defined in, the Merger Agreement, then the Initial Lender shall make a portion of the Loan to the Borrower after the Closing Date in a principal amount equal to the lesser of (i) $5,000,000 or (ii) the unborrowed portion of the Initial Lender’s Commitment; and

(C)	on each Incremental Commitment Effective Date, (i) the applicable Incremental Lender shall make a portion of the Loan to the Borrower in the principal amount of its Incremental Commitment and (ii) the Initial Lender shall make a portion of the Loan to the Borrower in the principal amount equal to the lesser of (a) 50% of the Incremental Commitment of such Incremental Lender or (b) the unborrowed portion of the Initial Lender’s Commitment.

Each Lender, severally and not jointly, shall make its portion of the Loan to the Borrower in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in writing by the Borrower for such purpose. The obligation of each Lender to remit its portion of the Loan to the Borrower is several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower will not relieve any other Lender of its obligations hereunder. The Borrower shall give each Lender prior written notice of its intention to borrow a portion of the Loan at least three Business Days before the proposed borrowing date for such Loan specifying (a) the date of such borrowing, which must be a Business Day and (b) the principal amount of such borrowing for each such Lender.

2.2 Evidence of Debt. Each Lender shall maintain records evidencing the Borrower’s indebtedness resulting from the Loan owing to such Lender, and the entries made in such records are prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein. A Lender’s failure to maintain such records or make any entry therein or any error therein does not in any manner affect the obligations of the Borrower under the Loan Documents. Upon a Lender’s request, the Borrower shall prepare, execute and deliver a promissory note to such Lender to evidence the principal amount of the Loan owing to such Lender, in a form reasonably approved by such Lender.

2.3 Repayment of the Loan. The Borrower shall repay the outstanding principal amount of the Loan in full on the Maturity Date.

2.4 Prepayment of the Loan. The Borrower may at any time and from time to time prepay the Loan, in whole or in part, with irrevocable prior written notice to each Lender (a “Prepayment Notice”) given at least three Business Days before the proposed prepayment date, specifying the date and amount of the prepayment. If a Prepayment Notice is given, the Borrower shall prepay the amount specified in such Prepayment Notice on the prepayment date set forth therein. A partial prepayment of the Loan must be in an aggregate amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. A Prepayment Notice received after 3:00 p.m. is deemed received on the next Business Day. Amounts repaid or prepaid with respect to the Loan may not be reborrowed.

2.5 Interest. The Borrower shall pay interest on the outstanding principal amount of the Loan at a rate equal to (a) 8.0% per annum until, and including, July 31, 2021, and (b) 10.0% per annum commencing on, and including, August 1, 2021. Following the occurrence of an Event of Default, at the option of the Required Lenders exercised in writing, the Borrower shall pay interest on the outstanding principal amount of the Loan from the date of such Event of Default until such Event of Default has been waived by the Lenders in writing at a rate per annum equal to 2.0% in excess of the interest rate then applicable to the Loan, such interest being payable on demand.

(A)	Accrued and unpaid interest is payable on July 31, 2021, the last day of each of month thereafter, on the date of any prepayment of the Loan, on the Maturity Date and, after the Maturity Date, on demand.

(B)	Notwithstanding anything in the Loan Documents to the contrary, if at any time the interest rate applicable to the Loan, together with all fees, charges and other amounts that are treated as interest on the Loan under applicable law (collectively, “charges”), exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lenders in accordance with applicable law, the rate of interest payable in respect of the Loan, together with all charges payable in respect thereof, is limited to the Maximum Rate. The Lenders shall apply any amount it collected that exceeds the maximum amount collectible at the Maximum Rate to the reduction of the outstanding principal amount of the Loan or refunded to the Borrower so that at no time will the interest and charges paid or payable in respect of the Loan exceed the maximum amount collectible at the Maximum Rate.

(C)	All computations of interest and fees under this Agreement are made on the actual number of days elapsed over a year of 365 or 366 days, as applicable.

2.6 Exit Fee. On the earlier of (a) the Maturity Date or (b) the date on which the Obligations are repaid in full and the commitments of the Lenders hereunder are terminated, the Borrower shall pay to each Lender an exit fee in an amount equal to 2.0% of the aggregate principal amount of the Loan advanced by such Lender hereunder, such exit fee being fully earned on non-refundable at such time.

2.7 Manner of Payment. The Borrower shall make each payment on account of the principal of or interest on the Loan or of any other amounts payable under this Agreement (a) not later than 3:00 p.m. on the date specified for payment by this Agreement, (b) to each Lender at such Lender’s address as set forth in Section 7.5 or such other location as such Lender may identified in writing to the Borrower for such purpose, (c) with respect to each payment on account of the principal of or interest on the Loan, to each Lender in an amount equal to such Lender’s Applicable Percentage of such payment, (d) in Dollars and in immediately available funds and (e) without condition or deduction for any counterclaim, defense, recoupment or setoff. Any payment received after 3:00 p.m. is deemed to have been made on the next succeeding Business Day for all purposes. If any payment under this Agreement is specified to be made upon a day which is not a Business Day, then the Borrower shall make such payment on the next succeeding day which is a Business Day and such extension of in such case will be included in computing any interest if payable along with such payment.

2.8 Sharing of Payments. If any Lender, by exercising any right of setoff or counterclaim or otherwise, obtains payment in respect of any principal of or interest on the Loan or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of the Loan and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify each Lender of such fact and (b) purchase (for cash at face value) participations in the portion of the Loan and such other obligations of the other Lenders, or make such other adjustments as is equitable, so that the benefit of all such payments are shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective portion of the Loan and other amounts owing them; provided that:

(A)	if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations are rescinded and the purchase price restored to the extent of such recovery, without interest; and

(B)	the provisions of this Section 2.8 do not apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of any of its portion of the Loan to any assignee, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.8 will apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.9 Indemnity. The Borrower shall indemnify each Lender and each Related Party of such Lender (each such Person, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) arising out of, in connection with, or as a result of (a) the execution or delivery of each Loan Document, the performance by the Parties of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (b) the Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower, or any environmental liability related in any way to the Borrower or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto. The indemnity provided by this Section 2.9 is not, as to any Indemnitee, available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the fraud, gross negligence or willful misconduct of such Indemnitee, (ii) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee's obligations under any Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (iii) result from a claim not involving an act or omission of the Borrower and that is brought by an Indemnitee against another Indemnitee. The Borrower’s obligations under this Section 2.9 survive the termination of the Loan Documents and payment of the Obligations.

Increases in Commitments.

(A) The Borrower may, by notice to each Lender, request an increase in the Commitments (each such increase, an “Incremental Commitment”) by an aggregate amount (for all such requests) not exceeding $10,000,000.

(B) An Incremental Commitment may be provided by any existing Lender or other Person (each such existing Lender or other Person that agrees to provide an Incremental Commitment, an “Incremental Lender”). Notwithstanding anything herein to the contrary, no Lender has any obligation to agree to increase its Commitment, or to provide a Commitment, pursuant to this Section 2.10 and any election to do so is in the sole discretion of such Lender.

(C) The Borrower will determine the effective date for such increase pursuant to this Section 2.10 (an “Incremental Commitment Effective Date”) and, if applicable, the final allocation of such increase among the Persons providing such increase. To effect such increase, the Borrower, the applicable Incremental Lender(s) (but no other Lenders or Persons) shall enter into one or more Joinder Agreements, each in form and substance satisfactory to the Borrower and such Incremental Lender(s), pursuant to which the applicable Incremental Lender(s) will provide the Incremental Commitment(s). Effective as of the applicable Incremental Commitment Effective Date, subject to the terms and conditions set forth in this Section 2.10, each Incremental Commitment is a Commitment (and not a separate facility hereunder), each Incremental Lender providing such Incremental Commitment is, and has all the rights of, a Lender.

(D) Notwithstanding the foregoing, the increase in the Commitments pursuant to this Section 2.10 is not effective with respect to any Incremental Lender unless:

(i)	no Default or Event of Default has occurred and is continuing on the Incremental Commitment Effective Date and after giving effect to such increase;

(ii)	the representations and warranties contained in this Agreement are true and correct on and as of the Incremental Commitment Effective Date and after giving effect to such increase, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii)	the Borrower has received one or more Joinder Agreements contemplated above, providing for Incremental Commitments in the amount of such increase.

As of such Incremental Commitment Effective Date, upon the Borrower’s receipt of the documents required by this Section 2.10(D), the Borrower shall record the information contained in the applicable Joinder Agreement(s) in the Register and give prompt notice of the increase in the Commitments to the Lenders (including each Incremental Lender).

SECTION 3. representations:

The Borrower makes the following representations to each Lender, which representations survive the execution and delivery of this Agreement:

3.1 Existence, Qualification and Power. The Borrower (a) is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

3.2 Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document to which it is party have been duly authorized by all necessary organizational action, and do not and will not (a) contravene the terms of its organizational documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material security issued by the Borrower or any material agreement, instrument or other undertaking to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject or (c) violate any law in any material respect.

3.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of each Loan Document, except for such approvals, consents, exemptions, authorizations, actions or notices that have been duly obtained, taken or made and in full force and effect.

3.4 Execution and Delivery; Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

3.5 Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or against any of its properties or revenues that (a) could reasonably be expected to be adversely determined, and, if so determined, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to any Loan Document or any of the transactions contemplated hereby.

3.6 No Material Adverse Effect. The Borrower is not in default under or with respect to any security issued by it or any agreement, instrument or other undertaking to which it is a party or affecting it or its properties that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.7 Compliance with Laws. The Borrower is in compliance with the requirements of all laws (including ERISA and Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to so comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.8 Disclosure. The reports, financial statements, certificates and other written information (other than projected or pro forma financial information) furnished by or on behalf of the Borrower to any Lender in connection with the transactions contemplated by this Agreement and the negotiation of the Loan Documents or delivered under any Loan Document (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not misleading. All projected or pro forma financial information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that such projected information may vary from actual results and that such variances may be material).

SECTION 4. affirmative covenants:

Until the Obligations have been indefeasibly repaid in full and the Lenders have no further commitment to the Borrower under this Agreement:

4.1 Notices. The Borrower shall promptly notify each Lender of (a) the occurrence of any Default and (b) the occurrence of any matter or development (including with respect to matters governed by ERISA or any Environmental Law) that has had or could reasonably be expected to have a Material Adverse Effect.

4.2 Preservation of Existence. The Borrower shall (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.3 Compliance with Laws. The Borrower shall comply with the requirements of all laws (including ERISA and Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.4 Books and Records. The Borrower shall maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied are made of all financial transactions and matters involving the assets and business of the Borrower.

4.5 Collateral. If the Obligations have not been prepaid or repaid in full in cash on or before July 31, 2021, then at the request of the Required Lenders, the Borrower shall use commercially reasonable efforts to grant a collateral agent that is mutually acceptable to the Lenders and the Borrower, for the benefit of the Lenders, a security interest in substantially all of its personal property to secure the Obligations; provided:

(A)	the Borrower is not required to grant a security interest in (i) voting equity interests in a controlled foreign corporation (as defined in the United States Internal Revenue Code) to the extent such security interest could reasonably cause the Borrower to suffer adverse tax consequences, (ii) any general intangible or instrument solely to the extent the grant of a security interest in such general intangible or instrument is prohibited by the terms of such general intangible or instrument and would result in the termination of such general intangible or instrument and such prohibition is not rendered ineffective pursuant to the UCC or any other applicable law and (iii) any “intent to use” Trademark applications for which a statement of use has not been filed and accepted with the United States Patent and Trademark Office; and

(B)	such security interest will only be perfected to the extent such security interest may be perfected by the filing of a financing statement under the UCC.

If the Required Lenders notify the Borrower they are exercising their right to have the Obligations secured as provided by this Section 4.5, then the Borrower shall prepare a customary security agreement for secured loan transactions similar to this Agreement and satisfying the provisions of this Section 4.5 and the Borrower and the Lenders shall work in good faith to mutually agree upon and execute such security agreement within 45 days of the Borrower’s receipt of such notice. If the Lenders and the Borrower cannot agree on a mutually acceptable collateral agent, or if no such collateral agent will act in such role for the Lenders, then, at the request of the Required Lenders, the Borrower shall grant to each Lender a security interest in substantially all of its personal property (subject to the conditions set forth above) to secure the Obligations and the Lenders shall work in good faith to mutually agree upon and execute intercreditor arrangements with respect to such security interests.

4.6 Inspection Rights. If the Required Lenders have exercised their right to have the Obligations secured as provided by Section 4.5, then thereafter the Borrower shall permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its organizational, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors and officers, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably requested. The Borrower shall reimburse the Lenders for their reasonable and out-of-pocket costs and expenses incurred in connection with one inspection or examination conducted under this Section 4.6 when no Event of Default exists and all such inspections or examinations when an Event of Default exists.

SECTION 5. negative covenants:

Until the Obligations have been indefeasibly repaid in full and the Lenders have no further commitment to the Borrower under this Agreement:

5.1 Indebtedness. The Borrower shall not create, incur, assume or suffer to exist any Indebtedness for borrowed money in excess of $20,000,000 in the aggregate amount outstanding.

5.2 Liens. The Borrower shall not create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.

5.3 Fundamental Changes. The Borrower shall not merge, dissolve, liquidate, consolidate with or into another Person, or sell, transfer, license, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (in all cases other than the transactions contemplated by the Merger Agreement).

5.4 Certain Restrictive Agreements. The Borrower shall not issue a security or enter into any agreement, instrument or other undertaking to which it is a party or affecting it or its properties (other than the Loan Documents) that, directly or indirectly, (a) limits the ability of the Borrower to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person. Nothing in this Section 5.4 prohibits any negative pledge incurred or provided in connection with (i) capital leases and purchase money obligations for fixed or capital assets described in clause (I) of the definition of Permitted Liens solely to the extent that any such negative pledge relates to the property financed by or the subject of such Indebtedness or (ii) general intangibles or instruments solely to the extent the grant of a security interest in such general intangible or instrument is prohibited by the terms thereof and such prohibition is customary for general intangibles or instruments of that type.

5.5 Liquidity. Commencing August 1, 2021, the Borrower shall not permit the aggregate amount of its cash and cash equivalents to be less than $5,000,000 for more than five consecutive Business Days.

SECTION 6. default; remedies:

6.1 Events of Default. Each of the following events is an “Event of Default” for purposes of the Loan Documents:

(A)	the Borrower fails to pay (i) any principal of the Loan when and as the same becomes due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) any interest on the Loan or any other amount (other than the principal of the Loan) payable under any Loan Document when and as the same becomes due and payable, and such failure continues unremedied for a period of five or more Business Days;

(B)	any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with any Loan Document or any amendment or modification thereof, or any waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof, or any waiver thereunder, is incorrect in any material respect when made or deemed made;

(C)	the Borrower fails to observe or perform any covenant, condition or agreement contained in Section 4.1(a) or Section 4.2 (with respect to the Borrower’s existence) or in Section 5;

(D)	the Borrower fails to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in Section 6.1(A), Section 6.1(B) or Section 6.1(C)) and such failure continues unremedied for a period of 30 or more days after the earlier of (i) the Borrowing obtaining knowledge thereof or (ii) notice thereof by any Lender to the Borrower;

(E)	the Borrower fails to (i) make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness (other than Indebtedness under the Loan Documents) having an aggregate principal amount of more than $1,000,000, in each case beyond the applicable grace period with respect thereto, if any, or the Borrower fails to (ii) observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity;

(F)	there is entered against the Borrower (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $1,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage) or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect and, in either case, (a) enforcement proceedings are commenced by any creditor upon such judgment or order or (b) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(G)	an involuntary proceeding is commenced or an involuntary petition is filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, conservator or similar official for the Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition continues undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(H)	the Borrower (i) voluntarily commences any proceeding or files any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or petition described in Section 6.1(G), (iii) applies for or consents to the appointment of a receiver, trustee, custodian, conservator or similar official for the Borrower or for a substantial part of its assets, (iv) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) makes a general assignment for the benefit of creditors or (vi) takes any action for the purpose of effecting any of the foregoing;

(I)	the Borrower becomes unable, admits in writing its inability or fails generally to pay its debts as they become due;

(J)	a Change of Control occurs (other than the transactions contemplated by the Merger Agreement); or

(K)	any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or the Borrower denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document; or, if the Required Lenders have exercised their right to have the Obligations Secured as provided by Section 4.5, any Loan Document for any reason cease to create a valid and perfected Lien (subject to Permitted Liens) on, or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the terms thereof.

6.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, the Lender may:

(A)	declare the outstanding principal of the Loan to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued and unpaid interest thereon and all other Obligations accrued hereunder, become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower (provided that upon the occurrence of an Event of Default specified in Section 6.1(G) or Section 6.1(H), all Obligations automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower); and

(B)	exercise all rights and remedies available to it under the Loan Documents and applicable law.

6.3 Right of Setoff. If an Event of Default has occurred and is continuing, each Lender and each of its Affiliates is authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the Obligations, irrespective of whether or not the Lender or such Affiliate has made any demand under any Loan Document and although any Obligations may be contingent or unmatured.

6.4 Application of Payments. Following the occurrence and during the continuance of an Event of Default, the Lenders have the exclusive right to determine the order and manner in which all payments received on account of the Obligations (including with respect to proceeds of Collateral) may be applied to the Obligations, including the right to reverse and re-apply any such payments or proceeds.

6.5 Remedies Cumulative; Waiver. The rights of each Lender (and any collateral agent for the Lenders) and their respective Affiliates under the Loan Documents are in addition to any other right or remedy (including rights of setoff) that the Lenders, any such collateral agent or any such Affiliates may have. No failure to exercise and no delay in exercising any right or remedy under the Loan Documents operates as a waiver thereof. No single or partial exercise of any right or remedy under the Loan Documents, or any abandonment or discontinuance thereof, precludes any other or further exercise thereof or the exercise of any other right or remedy.

SECTION 7. miscellaneous:

7.1 Governing Law. This Agreement is governed by, and construed in accordance with, the laws of the State of New York.

7.2 Expenses. The Borrower shall pay (a) all reasonable out-of-pocket expenses incurred by each Lender (including the reasonable fees, charges and disbursements of counsel) in connection with any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby are consummated) and (b) all out-of-pocket expenses incurred by any Lender (including the fees, charges and disbursements of any counsel) in connection with the enforcement or protection of its rights (i) in connection with the Loan Documents, including its rights under this Section 7.2 or (ii) in connection with the Loan, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan. The Borrower’s obligations under this Section 7.2 survive the termination of the Loan Documents and payment of the Obligations.

7.3 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction is, as to such jurisdiction, ineffective to the extent of such invalidity, illegality or unenforceability without effecting the validity, legality and enforceability of the remaining provisions of this Agreement; and the invalidity of a particular provision in a particular jurisdiction does not invalidate such provision in any other jurisdiction.

7.4 Integration. The Loan Documents constitute the entire contract among the Parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

7.5 Notices. All notices and other communications provided for in the Loan Documents must be in writing and delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email to a Party at its address (or email address) set forth on Annex B. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, are deemed to have been given when received and notices and other communications sent to an e-mail address are deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement). Any Party may change its address or email address for notices and other communications hereunder by notice to the other Parties.

7.6 Amendments; Waivers. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, will be effective unless in writing executed by the Borrower and the Required Lenders, and each such waiver or consent will be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent may:

(A)	reduce the principal of, or rate of interest specified herein on, the Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders is necessary to amend the rate of interest payable under Section 2.5 during the existence of an Event of Default or to waive the obligation of the Borrower to pay such interest);

(B)	postpone any date scheduled for any payment of principal of, or interest on, the Loan, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;

(C)	change Sections 2.7 or 2.8 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby; or

(D)	change any provision of this Section 7.6 or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender.

7.7 Successors and Assigns.

(A)	The provisions of this Agreement are binding upon and inure to the benefit of the Parties and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except to an assignee in accordance with the provisions of Section 7.7(B) (and any other attempted assignment or transfer by any party hereto is null and void). Nothing in this Agreement, expressed or implied, may be construed to confer upon any Person (other than the Parties, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(B)	Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the portion of the Loan at the time owing to it); provided that any such assignment is subject to the following conditions:

(i)	in the case of an assignment of the entire remaining amount of the portion of the Loan at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(ii)	in any case not described in Section 7.7(B)(i), the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment may not be less than $1,000,000, unless the Borrower otherwise consents (such consent not to be unreasonably withheld or delayed).

(iii)	Each partial assignment must be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the portion of the Loan assigned.

(iv)	No consent is required for any assignment except to the extent required by Section 7.7(B)(ii) and, in addition, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) is required unless such assignment is to a Lender or an Affiliate of a Lender.

(v)	The parties to each assignment shall execute and deliver to the Borrower an Assignment and Assumption. The assignee, if it is not a Lender, shall deliver to the Borrower such written information as the Borrower may request.

(vi)	No assignment may be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

Subject to the delivery of the applicable Assignment and Assumption to the Borrower, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder is a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, has the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder, to the extent of the interest assigned by such Assignment and Assumption, is released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender ceases to be a Party) but continues to be entitled to the benefits of Sections 2.9, 7.9, 8.2 and 8.9 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph are treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations.

(C)	Register. The Borrower shall maintain a copy of each Assignment and Assumption delivered to it and keep a record of the names and addresses of the Lenders and principal amounts of the portion of the Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register are conclusive absent manifest error, and the Borrower and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register will be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice.

7.8 Submission to Jurisdiction; Waiver of Jury Trial.

(A)	The Parties agree that any action or proceeding with respect to this Agreement or any judgment entered by any court in respect thereof may be brought in the United States District Court for the Southern District of New York or the courts of the State of New York and each Party submits to the jurisdiction of such court for the purpose of any such action, proceeding or judgment.

(B)	Each Party irrevocably consents to service of process in the manner provided for notice in Section 7.5. Nothing in this Agreement affects the right of any Party to service process in any other manner permitted by applicable law.

(C)	Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.8(A). Each Party irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(D)	EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER REASON).

7.9 Waiver of Consequential Damages. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document, the transactions contemplated thereby, the Loan or the use of the proceeds thereof.

7.10 Reinstatement. To the extent that any payment by or on behalf of the Borrower is made to a Lender, or a Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by a Lender in their respective discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied is revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

7.11 Counterparts. This Agreement may be executed in counterparts (and by different Parties in different counterparts), each of which constitutes an original, but all of which when taken together constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission is as effective as delivery of a manually executed counterpart of this Agreement.

(Signature page(s) follow)

The Parties have executed and delivered this Agreement as of the date first above written.

CELULARITY INC.

By:	/s/ Robert J. Hariri
Name:	Robert J. Hariri, MD, PhD
Title:	CEO

[Signature Page to Loan Agreement]

Initial Lender:

C.V. STARR & CO., INC.

By:	/s/ Howard I. Smith
Name:	Howard I. Smith
Title:	Vice Chairman - Finance

[Signature Page to Loan Agreement]

SCHEDULE a

Initial Commitments

Initial Lender	Commitment
C.V. Starr & Co., Inc.	$10,000,000

Total	$10,000,000

annex a

Rules of Construction

1. Definitions. Terms defined in the UCC that are not otherwise defined in this Agreement are used herein as defined in the UCC. As used in this Agreement, the plural includes the singular and the singular includes the plural. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “controlled” has the meaning correlative thereto.

“Agreement” has the meaning set forth for such term in the introduction.

“Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate outstanding principal amount of the Loan owing to such Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 7.7), and accepted by the Borrower, in a form approved by the Borrower.

“Borrower” has the meaning set forth for such term in the introduction.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by law to close

“Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 50% of the equity interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

“Closing Date” means the date of this Agreement.

“Collateral” means, if the Required Lenders have exercised their right to have the Obligations Secured as provided by Section 4.5, the personal property of the Borrower subject to the Lien of a collateral agent, for the benefit of the Lenders (or of each Lender, as the case may be), granted in connection therewith.

“Commitment” means with respect to each Lender on any date, the commitment of such Lender to make its portion of the Loan to the Borrower, as such commitment may be reduced or increased from time to time pursuant to Section 7.7. The initial amount of each Lender’s Commitment is set forth on Schedule A or in the Joinder Agreement or Assignment and Assumption pursuant to which such Lender has acquired or assumed its Commitment or a portion of the Loan.

“Debtor Relief Laws” means the United States Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Dollar” and “$” mean lawful money of the United States.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to hazardous materials, air emissions, discharges to waste or public systems and health and safety matters.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Event of Default” has the meaning set forth for such term in Section 6.1.

“GAAP” means United States generally accepted accounting principles as in effect as of the date of determination thereof.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Incremental Commitment” has the meaning set forth for such term in Section 2.10.

“Incremental Commitment Effective Date” has the meaning set forth for such term in Section 2.10.

“Incremental Lender” has the meaning set forth for such term in Section 2.10.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(A)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(B)	all direct or contingent obligations of such Person arising under (i) letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(C)	net obligations of such Person under any Swap Contract;

(D)	all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(E)	indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(F)	any capitalized lease of such Person that would appear on its balance sheet in accordance with GAAP or any synthetic, off-balance sheet, tax retention lease or other similar arrangement of such Person that would appear on its balance sheet in accordance with GAAP if such arrangement were accounted for as a capital lease;

(G)	all obligations of such Person in respect of any equity interest that, by its terms, or upon the happening of any event or condition, matures or is redeemable or is convertible into or exchangeable for Indebtedness; and

(H)	all guarantees or contingent obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person includes the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnitee” has the meaning set forth for such term in Section 2.9.

“Initial Lender” means the Lender party to this Agreement on the Closing Date as listed on Schedule A.

“Joinder Agreement” means a joinder or similar agreement entered into by any Person (including any Lender) under Section 2.10 pursuant to which such Person provides an Incremental Commitment hereunder and (if such Person is not then a Lender) becomes a Lender party hereto.

“Lender” has the meaning set forth for such term in the introduction.

“Lien” means any security interest, pledge, mortgage, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” has the meaning set forth for such term in Section 2.1.

“Loan Documents” means this Agreement, any promissory notes issued pursuant hereto and all other agreements, instruments, certificates or other documents now or hereafter executed or delivered to, or in favor of, any Lender in connection with the Loan Agreement or the transactions contemplated thereby, including any security agreement executed in connection with Section 4.5.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (b) a material adverse effect on (i) the ability of the Borrower to perform the Obligations, (ii) the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, the Lender under any Loan Document.

“Maturity Date” means the earlier to occur of (a) June 8, 2022, (b) the date of the consummation of the Mergers under, and as defined in, the Merger Agreement and (c) the date the outstanding principal of the Loan is declared due and payable pursuant to Section 6.2(A).

“Merger Agreement” means the Merger Agreement and Plan of Reorganization dated as of January 8, 2021, among GX Acquisition Corp., Alpha First Merger Sub, Inc., Alpha Second Merger Sub, LLC and the Borrower, as amended.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to the Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Parties” has the meaning set forth for such term in the introduction.

“Permitted Liens” means:

(A)	Liens created by the Loan Documents, if applicable;

(B)	Liens existing on the date hereof and any renewals or extensions thereof so long as (i) the property covered thereby is not changed and (ii) any renewal or extension of the obligations secured or benefited thereby is Permitted Indebtedness;

(C)	Liens for Taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(D)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Borrower;

(E)	pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(F)	deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(G)	easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, and any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries;

(H)	Liens securing judgments for the payment of money not constituting an Event of Default;

(I)	Liens securing Indebtedness in respect of capital leases and purchase money obligations for fixed or capital assets so long as (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(J)	Liens (i) of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) that are customary in the banking industry;

(K)	any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses permitted by this Agreement that are entered into in the ordinary course of business;

(L)	leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries or (ii) secure any Indebtedness; and

(M)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Prepayment Notice” has the meaning set forth for such term in Section 2.4.

“Related Party” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Commitments representing more than 50% of the aggregate Commitments of all Lenders.

“Subsidiary” of any Person (the “parent”) means and includes any other Person in which the parent directly or indirectly through one or more Persons holds more than 50% of the equity interests of such other Person. Unless otherwise expressly provided, all references to “Subsidiary” herein mean a Subsidiary of the Borrower.

“Swap Contract” means any rate swap transactions, foreign exchange transactions, currency swap transactions, credit derivative transactions, commodity swaps, equity or bond swaps or any other similar transactions or any combination thereof (including any options with respect thereto).

“UCC” means the Uniform Commercial Code of the State of New York or of any other jurisdiction the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, a collateral agent’s (or each Lender’s, as the case may be) security interest in any Collateral.

“United States” means the United States of America.

2. Use of Certain Terms. As used in this Agreement, “include,” “includes” and “including” have the inclusive meaning of “including without limitation.” All pronouns and any variations thereof refer to masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

3. Headings and References. Section and other headings are for reference only, and do not affect the interpretation or meaning of any provision of this Agreement. Unless otherwise provided, references to articles, sections, clauses, annexes, schedules and exhibits refer to articles, sections, clauses, annexes, schedules and exhibits of this Agreement. The words “hereof,” “herein,” “hereby,” “hereunder” and other similar terms of this Agreement refer to this Agreement as a whole and not exclusively to any particular provision of this Agreement. Unless otherwise expressly indicated in this Agreement, the words “above” and “below,” when following a reference to a clause of any Loan Document, refer to a clause within the same section of such Loan Document. References in this Agreement to any Loan Document or any other agreement are deemed to (a) refer to such Loan Document or such other agreements, as the case may be, as the same may be amended, restated, supplemented or otherwise modified from time to time under the provisions hereof or thereof, unless expressly stated otherwise or unless such amendment, restatement, supplement or modification is not permitted by the terms of this Agreement and (b) include all schedules, exhibits and appendices thereto. References in this Agreement to any law, rule, statute or regulation are deemed to refer to such law, rule, statute or regulation as it may be amended, supplemented or otherwise modified from time to time, and any successor law, rule, statute or regulation, in each case as in effect at the time any such reference is operative. Any reference to a Person includes the successors, assigns, participants and transferees of such Person, but such reference will not increase, decrease or otherwise modify in any way the provisions in any Loan Document governing the assignment of rights and obligations under or the binding effect of any provision of any Loan Document.

ANNEX B

Notices

If to the Borrower:

Celularity Inc.

170 Park Avenue

Florham Park, NJ 07932

Attention: David Beers

Telephone: (908) 845-4350

Email: david.beers@celularity.com

If to the Initial Lender (as of the Closing Date):

C.V. Starr & Co., Inc.

399 Park Avenue, 3rd Floor

New York, NY 10022

Attention: John Casale

Telephone: (212) 659-6901

Email: john.casale@starrcompanies.com

If to a Lender (after the Closing Date): at the address provided in writing to the Borrower at the time of its Joinder Agreement or assignment hereunder.